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                       AMENDMENT TO UNDERWRITING AGREEMENT

         THIS AMENDMENT TO UNDERWRITING AGREEMENT ("Amendment") is entered into as of this ___ day of January 2005 by and between Gartmore Distribution Services, Inc., a Delaware corporation ("Underwriter"), and Gartmore Mutual Funds, an Ohio business trust ("Trust").

                                   BACKGROUND

         Underwriter and Trust are parties to a certain Underwriting Agreement dated as of October 1, 2002, as amended by Schedule A between Underwriter and Trust effective December 29, 2004 (the "Underwriting Agreement"), pursuant to which the Underwriter undertook the sale and distribution of Shares of each of the investment portfolios of the Trust listed on Exhibit A thereto (each, a "Fund"). Pursuant to an agreement, Trust has agreed to sell, transfer and assign all or substantially all of its assets to Gartmore Mutual Funds, a Delaware statutory trust ("Gartmore Delaware"), including, without limitation, the Funds and the Underwriting Agreement (the "Transaction"). The parties desire to amend the Underwriting Agreement as set forth below in connection with the Transaction.

         For good and valuable consideration, receipt of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

         1. This Amendment is effective upon the consummation of the Transaction.

         2. Effective as of the closing of the Transaction, the last sentence of Section 10 of the Underwriting Agreement, which reads "This Agreement will also terminate automatically in the event of its assignment (as such term is defined in the 1940 Act)", shall be deleted.

         3. The word "Ohio" in the first sentence of Section 10 shall be deleted and replaced with the word "Delaware".

         4. In the first sentence of Section 13 of the Underwriting Agreement, (i) the words "Declaration of Trust dated as of October 30, 1997" shall be deleted and replaced with "Certificate of Trust filed with the Secretary of State of the State of Delaware on October 1, 2004" and (ii) the words "Secretary of State of the State of Ohio" shall be deleted and replaced with "Secretary of State of the State of Delaware".

         5. Underwriter hereby consents to the assignment of the Underwriting Agreement from Trust to Gartmore Delaware.

         6. Except as amended hereby, the Underwriting Agreement remains in full force and effect and hereby is ratified and confirmed in all respects.

         7. This Amendment shall be governed by and construed to be in accordance with the substantive laws of the State of Delaware, without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"). In case of any conflict, the 1940 Act shall control.

         8. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

GARTMORE DISTRIBUTION SERVICES, INC.      GARTMORE MUTUAL FUNDS

By:                                       By:
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Name:                                     Name:
Title:                                    Title: